EXHIBIT 2

SCHEDULE OF TRANSACTIONS EFFECTED DURING THE LAST 60 DAYS

This Schedule sets forth information with respect to each purchase and sale of Shares that were effectuated during the past sixty days. Unless otherwise indicated, all transactions were effectuated in the open market through a broker and all prices include brokerage commissions.

Party Effecting Transaction	Transaction	Date	Quantity	Price
Hudson Executive Capital LP	BUY	11/19/2015	34,300	46.63
Hudson Executive Capital LP	BUY	11/20/2015	15,000	47.55
Hudson Executive Capital LP	BUY	11/20/2015	12,000	47.37
Hudson Executive Capital LP	BUY	11/20/2015	3,000	47.03
Hudson Executive Capital LP	BUY	12/3/2015	2,000	48.12
Hudson Executive Capital LP	BUY	12/3/2015	12,152	47.62
Hudson Executive Capital LP	BUY	12/3/2015	17,000	47.61
Hudson Executive Capital LP	BUY	12/4/2015	4,493	47.34
Hudson Executive Capital LP	BUY	12/7/2015	4,425	47.29
Hudson Executive Capital LP	BUY	12/9/2015	10,000	46.74
Hudson Executive Capital LP	BUY	12/9/2015	2,100	47.33
Hudson Executive Capital LP	BUY	12/9/2015	11,830	46.32
Hudson Executive Capital LP	BUY	12/11/2015	10,000	45.27
Hudson Executive Capital LP	BUY	12/11/2015	6,000	45.14
Hudson Executive Capital LP	BUY	12/11/2015	700	44.77
Hudson Executive Capital LP	BUY	12/17/2015	5,000	46.03
Hudson Executive Capital LP	BUY	12/17/2015	1,200	45.95
Hudson Executive Capital LP	BUY	12/17/2015	10,100	46.03
Hudson Executive Capital LP	BUY	12/17/2015	5,000	46.07
Hudson Executive Capital LP	BUY	1/5/2016	22,000	46.85
Hudson Executive Capital LP	BUY	1/6/2016	1,000	45.41
Hudson Executive Capital LP	BUY	1/6/2016	21,000	46.05
Hudson Executive Capital LP	BUY	1/7/2016	23,000	43.8
Hudson Executive Capital LP	BUY	1/12/2016	224,000	26.77
Hudson Executive Capital LP	BUY	1/13/2016	55,000	26.77